As filed with the Securities and Exchange Commission on September 30, 2010

Registration No. 333-153219

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THOMPSON CREEK METALS COMPANY INC.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	98-0583591
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number.)

26 West Dry Creek Circle, Suite 810
Littleton, CO 80120

(303) 761-8801

(Address of Principal Executive Offices, including Zip Code
and Telephone Number)

THOMPSON CREEK METALS COMPANY INC. AMENDED INCENTIVE STOCK OPTION PLAN

(Full Title of the Plan)

Wendy Cassity, Esq.

Thompson Creek Metals Company Inc.

26 West Dry Creek Circle, Suite 810

Littleton, CO 80120

(303) 761-8801

(Name, Address, including Zip Code, and Telephone Number,
including Area Code,
of Agent for Service)

Copies to:

Stephen E. Older, Esq.

McDermott Will & Emery LLP

340 Madison Avenue

New York, New York 10173

(212) 547-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer ☒ Accelerated Filer ☐

Non-Accelerated Filer ☐ (Do not check if a smaller reporting company) Smaller Reporting Company ☐

EXPLANATORY NOTE

Thompson Creek Metals Company Inc., a corporation existing under the laws of the Province of British Columbia, Canada (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (File No. 333-153219 and referred to herein as the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) on August 28, 2008 with respect to shares of the Registrant’s common stock, no par value (the “Common Stock”), to be offered and sold pursuant to the Thompson Creek Metals Company Inc. Amended Incentive Stock Option Plan (the “Prior Plan”).  A total of 8,894,481 shares of Common Stock were initially registered for issuance under the Prior Plan pursuant to the Registration Statement.

The Registrant has since adopted a new equity incentive plan, the Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan (the “2010 Plan”), which replaces the Prior Plan as of May 6, 2010, the date the Registrant’s shareholders approved the 2010 Plan.  No future awards will be made under the Prior Plan.  According to the terms of the 2010 Plan, the shares of Common Stock that were available for grant under the Prior Plan as of May 6, 2010 (the “Current Carried Forward Shares”) are included in the reserve of shares available for issuance under the 2010 Plan.  The total number of shares of Common Stock available for grant under the Prior Plan on May 6, 2010 was 1,057,782.  The Current Carried Forward Shares are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock available for offer or sale pursuant to the 2010 Plan, including the Current Carried Forward Shares.

In accordance with the principles set forth in Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed to reallocate the Current Carried Forward Shares from the Prior Plan to the 2010 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on the 30th day of September, 2010.

THOMPSON CREEK METALS COMPANY INC.

By:	/s/ Kevin Loughrey
Kevin Loughrey
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Denis C. Arsenault	Director	September 30, 2010
Denis C. Arsenault

/s/ Carol T. Banducci	Director	September 30, 2010
Carol T. Banducci

/s/ James L. Freer	Director	September 30, 2010
James L. Freer

/s/ James P. Geyer	Director	September 30, 2010
James P. Geyer

/s/ Timothy J. Haddon	Director	September 30, 2010
Timothy J. Haddon

/s/ Kevin Loughrey	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	September 30, 2010
Kevin Loughrey

/s/ Thomas J. O’Neil	Director	September 30, 2010
Thomas J. O’Neil

/s/ Pamela L. Saxton	Chief Financial Officer (Principal Financial and Accounting Officer)	September 30, 2010
Pamela L. Saxton

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States on this 30th day of September, 2010.

By:	/s/ Wendy Cassity
	Name:	Wendy Cassity
	Title:	Vice President, General Counsel and Secretary